UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 29, 2007

YELLOWCAKE MINING INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

333-137539

(Commission File Number)

83-0463005

(IRS Employer Identification No.)

Suite 200 – 8275 South Eastern Avenue, Las Vegas, Nevada USA 90123

(Address of principal executive offices and Zip Code)

702-990-8489

(Registrant's telephone number, including area code)

Hoopsoft Development Corp.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

Yellowcake has entered into a letter agreement with Strathmore Minerals Corp. (“Strathmore) on The Baggs, Juniper Ridge Project (Red Creek Claims and associated State of Wyoming Lease) properties in the State of Wyoming, United States. Strathmore will option an 80% interest in the Baggs Properties to Yellowcake and will provide Yellowcake with the data package in respect of the Baggs Properties. The property is 3,200 acres and over 2000 historical drill holes have identified this resource.

The terms of the transaction are as follows:

•	9,000,000 shares of Yellowcake to be issued upon closing;
•	$100,000 USD to be paid upon closing;
•	$100,000 USD to be paid on each anniversary date for 4 years for a total obligation of $500,000 USD;

•

Spend $1.6 million USD per year for a period of 5 years (Yellowcake will earn 50% of the optioned interest upon spending $4 million USD and earn the remaining 50% optioned interest on additional $4 million USD during the 5 year term for a total commitment of $8 million USD); and

•	A Royalty payment of 3% on the optioned portion on all future production.

Yellowcake will also finance the evaluation of the Strathmore Texas Database (also known as the Conoco files) regarding uranium prospects in Texas. Yellowcake will be obligated to fund any additional land leases to be acquired. Subsequently, Strathmore and Yellowcake will be 50/50 partners in the development of the identified targets resulting from the database.

Closing of the agreement is to take place within 90 days and is conditional on the parties agreeing to the terms of a joint venture agreement, Yellowcake raising the $4 million and Yellowcake being satisfied as to the property. In addition, Yellowcake is to cancel 56,000,000 affiliate shares held by William Tafuri.

Item 9.01.	Financial Statements and Exhibits.
10.1	Agreement dated January 29, 2007 with Strathmore Minerals Corp.
99.1	News Release dated January 30, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YELLOW CAKE MINING INC.

/s/ William Tafuri

William Tafuri

Director

Date:	January 30, 2007